Notes to the Interim Consolidated Financial Statements (unaudited)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDING MARCH 31, 2005

Talisman Energy Inc.
Consolidated Balance Sheets
(unaudited)

	March 31	December 31
(millions of Canadian dollars)	2005	2004
Assets		(restated
Current		note 1)
Cash and cash equivalents	66	38
Accounts receivable	1,027	836
Inventories	81	78
Prepaid expenses	14	18
	1,188	970

Accrued employee pension benefit asset	60	61
Other assets	68	64
Goodwill (note 2)	619	466
Property, plant and equipment	11,298	10,847
	12,045	11,438
Total assets	13,233	12,408

Liabilities
Current
Accounts payable and accrued liabilities (notes 3 and 5)	1,541	1,302
Income and other taxes payable	355	341
	1,896	1,643

Deferred credits	114	105
Asset retirement obligations (note 3)	1,314	1,272
Long-term debt (note 6)	2,872	2,457
Future income taxes	2,263	2,100
	6,563	5,934
Contingencies and commitments (notes 7 and 9)
Shareholders' equity
Common shares (note 4)	2,611	2,666
Contributed surplus	70	71
Cumulative foreign currency translation	(93)	(76)
Retained earnings	2,186	2,170
	4,774	4,831
Total liabilities and shareholders' equity	13,233	12,408

See accompanying notes.
Interim statements are not independently audited.

Talisman Energy Inc.
Consolidated Statements of Income
(unaudited)
Three months ended March 31
(millions of Canadian dollars)	2005	2004
		(restated
Revenue		note 1)
Gross sales	1,977	1,554
Less hedging loss	15	60
Gross sales, net of hedging	1,962	1,494
Less royalties	321	254
Net sales	1,641	1,240
Other	36	22
Total revenue	1,677	1,262

Expenses
Operating	324	280
Transportation	52	47
General and administrative	50	39
Depreciation, depletion and amortization	441	389
Dry hole	46	79
Exploration	43	44
Interest on long-term debt	42	47
Stock-based compensation	166	30
Other	24	3
Total expenses	1,188	958
Income before taxes	489	304
Taxes
Current income tax	185	51
Future income tax	3	11
Petroleum revenue tax	43	24
	231	86
Net income	258	218

Per common share (Canadian dollars)
Net income	0.70	0.57
Diluted net income	0.68	0.56
Average number of common shares outstanding (millions)	371	384
Diluted number of common shares outstanding (millions)	380	391

See accompanying notes.
Interim statements are not independently audited.

Consolidated Statements of Retained Earnings
Three months ended March 31 (millions of Canadian dollars)	2005	2004
		(restated
		note 1)
Retained earnings, beginning of period	2,170	1,852
Net income	258	218
Purchase of common shares (note 3)	(242)	-
Retained earnings, end of period	2,186	2,070
See accompanying notes.
Interim statements are not independently audited.

Talisman Energy Inc.
Consolidated Statements of Cash Flows
(unaudited)
Three months ended March 31
(millions of Canadian dollars)	2005	2004
		(restated
Operating		note 1)
Net income	258	218
Items not involving cash (note 8)	659	508
Exploration	43	44
Funds from operating activities	960	770
Changes in non-cash working capital	(88)	135
Cash provided by operating activities	872	905
Investing
Capital expenditures
Exploration, development and corporate	(753)	(621)
Acquisitions	(236)	(21)
Proceeds of resource property dispositions	1	4
Changes in non-cash working capital	24	(4)
Cash used in investing activities	(964)	(642)
Financing
Long-term debt repaid	(72)	(197)
Long-term debt issued	491	-
Common shares (purchased) issued	(299)	2
Deferred credits and other	4	150
Changes in non-cash working capital	(2)	(3)
Cash provided by (used) in financing activities	122	(48)
Effect of translation on foreign currency cash	(2)	(3)
Net increase in cash and cash equivalents	28	212
Cash and cash equivalents, beginning of period	38	98
Cash and cash equivalents, end of period	66	310

See accompanying notes.
Interim statements are not independently audited.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(tabular amounts in millions of Canadian dollars (“$”) except as noted)

The Interim Consolidated Financial Statements of Talisman Energy Inc. (“Talisman” or the “Company”) have been prepared by management in accordance with Canadian generally accepted accounting principles.  Certain information and disclosures normally required to be included in notes to annual consolidated financial statements have been condensed or omitted.  The Interim Consolidated Financial Statements should be read in conjunction with the audited Annual Consolidated Financial Statements and the notes thereto in Talisman’s Annual Report for the year ended December 31, 2004.

1.  Significant Accounting Policies

The Interim Consolidated Financial Statements have been prepared following the same accounting policies and methods of computation as the Consolidated Financial Statements for the year ended December 31, 2004 except for the following:

1a) Preferred Securities

Effective January 1, 2005 the Company retroactively adopted certain changes to the Canadian Institute of Chartered Accountants (“CICA”) accounting standard for financial instruments. The change to this standard requires that the Company’s preferred securities, all of which were redeemed in 2004, be treated as debt rather than equity. Previously preferred securities charges were charged directly to Retained Earnings but under the new accounting standard they would have been charged to interest expense. In addition, since the preferred securities would have been treated as debt, the balance would have been revalued at each balance sheet date with the offsetting movement reflected in the cumulative foreign currency translation account. As a result there would not have been a gain on the redemption of the preferred securities. There was no impact to the 2005 results as the preferred securities were fully redeemed in 2004.

The adjustment required to the December 31, 2004 consolidated balance sheet to implement this change in accounting is as follows:

	As previously reported	Adjustments	As restated
Cumulative foreign currency translation	(150)	74	(76)
Retained earnings	2,244	(74)	2,170

The adjustment required to the December 31, 2003 consolidated balance sheet to implement this change in accounting is as follows:

	As previously reported	Adjustments	As restated
Future income taxes	2,127	2	2,129
Long-term debt	2,203	392	2,595
Preferred securities	431	(431)	-
Cumulative foreign currency translation	(114)	88	(26)
Retained earnings	1,903	(51)	1,852

The adjustment required to the December 31, 2002 consolidated balance sheet to implement this change in accounting is as follows:

	As previously reported	Adjustments	As restated
Other assets	99	3	102
Future income taxes	2,282	(9)	2,273
Long-term debt	2,997	476	3,473
Preferred securities	431	(431)	-
Cumulative foreign currency translation	140	4	144
Retained earnings	1,143	(37)	1,106

Notes to the Interim Consolidated Financial Statements (unaudited)

The adjustment to the income statement for the three months ended March 31, 2004 is as follows:

	As previously reported	Adjustments	As restated
Interest on long-term debt	38	9	47
Future income tax (recovery)	15	(4)	11
Net income	223	5	218
Preferred securities charges, net of tax	(5)	(5)	-
Gain on redemption of preferred securities, net of tax	16	(16)	-
Net income available to common share holders	234	(16)	218

Per common share[1] (Canadian dollars)
Net income	.61	(.04)	.57
Diluted net income	.60	(.04)	.56

1.

Per share amounts have been retroactively restated to reflect the impact of the Company’s three-for-one stock split. See note 9 to the 2004 Consolidated Financial Statements.

The adjustment to the income statement for the year ended December 31, 2004 is as follows:

	As previously reported	Adjustments	As restated
Interest on long-term debt	158	15	173
Future income tax (recovery)	(105)	(6)	(111)
Net income	663	(9)	654
Preferred securities charges, net of tax	(9)	9	-
Gain on redemption of preferred securities, net of tax	23	(23)	-
Net income available to common share holders	677	(23)	654

Per common share (Canadian dollars)
Net income	1.77	(.06)	1.71
Diluted net income	1.74	(.06)	1.68

The adjustment to the income statement for the year ended December 31, 2003 is as follows:

	As previously reported	Adjustments	As restated
Interest on long-term debt	137	41	178
Future income tax (recovery)	(48)	(5)	(53)
Net income	1,012	(36)	976
Preferred securities charges, net of tax	(22)	22	-
Net income available to common share holders	990	(14)	976

Per common share (Canadian dollars)
Net income	2.56	(.03)	2.53
Diluted net income	2.53	(.03)	2.50

The adjustment to the income statement for the year ended December 31, 2002 is as follows:

	As previously reported	Adjustments	As restated
Interest on long-term debt	164	45	209
Future income tax (recovery)	175	(18)	157
Net income	544	(27)	517
Preferred securities charges, net of tax	(24)	24	-
Net income available to common share holders	520	(3)	517

Per common share (Canadian dollars)
Net income	1.29	-	1.29
Diluted net income	1.27	-	1.27

Notes to the Interim Consolidated Financial Statements (unaudited)

1b) Transportation Expenses

During the second quarter of 2004, the Company began accounting for transportation costs as expenses on a retroactive basis. Previously, these costs had been either netted off against the realized price or included as a component of operating costs, depending on the circumstances in the various geographic segments. Prior year comparatives have been restated to reflect this change in accounting policy. The change in accounting has no effect on net earnings but has increased revenue and decreased operating expenses in the three months ended March 31, 2004 as follows:

2004
Revenue	31
Operating expenses	(16)
Transportation expenses	47
Net income	-

1c) Reclassification

Certain information provided for prior years has been reclassified to conform to the presentation adopted in the current year.

2.  Goodwill

During the first three months of 2005, the Company’s Goodwill changed as follows:

Opening balance at January 1, 2005	466
Acquired during the period	158
Foreign currency translation effect	(5)
Closing balance at March 31, 2005	619

During the period ended March 31, 2005, the company completed the acquisition of 100% of all outstanding shares of Pertra A.S. The purchase price of $215 million has been assigned to property plant and equipment ($257 million), future income tax liability ($156 million), asset retirement obligations ($44 million), and the remainder to goodwill ($158 million).

3.  Asset Retirement Obligation

During the first three months of 2005, the Company’s asset retirement obligation changed as follows:

ARO liability at January 1, 2005[1]	1,295
Liabilities incurred during period	43
Liabilities settled during period	(8)
Accretion expense	19
Foreign currency translation	(12)
ARO liability at March 31, 2005[1]	1,337

1    Included in January 1, 2005 and March 31, 2005 liabilities are $23 million of short-term reclamation costs recorded in accounts payable on the balance sheet for a net ARO liability of $1,272 and $1,314 respectively.

4.  Share Capital

Talisman’s authorized share capital consists of an unlimited number of common shares without nominal or par value and unlimited first and second preferred shares.  No preferred shares have been issued.

Continuity of common shares (year to date)	2005
	Shares	Amount
Balance at January 1,	375,185,290	$2,666
Issued upon exercise of stock options	62,400	2
Purchased	(8,016,400)	(57)
Balance at March 31,	367,231,290	2,611

Pursuant to a normal course issuer bid renewed in March 2005, Talisman may repurchase up to 18,437,285 common shares representing 5% of the outstanding common shares of the Company at the time the normal course issuer bid was renewed.  During the first three months of 2005 the Company repurchased 8,016,400 common shares, of which 949,200 common shares were repurchased under the renewed normal course issuer bid for $299 million.

5.  Stock Options

Continuity of stock options (year to date)	2005
	Number of	Average
	Options	Exercise Price
Outstanding at January 1	20,788,375	19.58
Granted during the period	5,838,830	42.03
Exercised for common shares	(62,400)	14.39
Exercised for cash payment	(1,541,742)	17.09
Expired/forfeited	(21,720)	20.40
Outstanding at March 31	25,001,343	24.99
Exercisable at March 31	9,042,031	17.40

All options issued by the Company permit the holder to purchase one common share of the Company at the stated exercise price or to receive a cash payment equal to the appreciated value of the stock option.

Since the introduction of the cash feature, approximately 98% of options that have been exercised, have been exercised for cash, resulting in reduced dilution of shares.

Cash units

In addition to the Company’s stock option plans Talisman’s subsidiaries issue stock appreciation rights under the cash unit plans. Cash units are similar to stock options except that the holder does not have a right to purchase the underlying share of the Company.

Continuity of cash units (year to date)	2005
	Number	Average
	Cash Units	Exercise Price
Outstanding at January 1	1,526,640	21.34
Granted during the period	981,135	42.02
Expired/forfeited	(1,800)	19.80
Outstanding at March 31	2,505,975	29.44
Exercisable at March 31	9,900	19.81

During the period the Company recorded stock-based compensation expanse of $166 million (2004-$30 million). Of the total expense $35 million (2004-$27 million) relates to options exercised for cash at an average share price of $40.08 (2004-$26.20) compared to an average exercise price of $17.09 (2004-$14.05) for an average per option gain of $22.99 (2004-$12.15). The remaining $131 million (2004-$3million) is a result of the 28% (2004-5%) increase in the Company’s share price during the period, and the corresponding impact on the mark-to-market liability of the vested and prorated vested options and cash units outstanding).

The total mark-to-market liability for stock options and cash units is included in accounts payable and accrued liabilities and was $352 million as at March 31, 2005 (December 31, 2004 - $223 million).

Notes to the Interim Consolidated Financial Statements (unaudited)

6. Long-Term Debt

	March 31, 2005	December 31, 2004
Bank Credit Facilities (Canadian $ denominated)	744	328
Debentures and Notes (unsecured)
US$ denominated (US$825 million)	998	993
Canadian $ denominated	559	559
£ denominated (£250 million)	571	577
	$2,872	$2,457

7. Commodity Based Sales Contracts

The Company’s outstanding commodity price derivative contracts have been designated as hedges of the Company’s anticipated future commodity sales. The following tables summarize commodity price derivative contracts and fixed price sales contracts outstanding at March 31, 2005:

a)

Crude oil price derivative contracts

Fixed price swaps	Remainder 2005
(WTI oil index)
Volumes (bbls/d)	6,000
Price (US$/bbl)	26.97

b)

Physical natural gas contracts (North America)

Fixed price sales	Remainder 2005	2006	2007
Volumes (mcf/d)	14,650	14,650	14,650
Weighted average price ($/mcf)	3.21	4.15	4.28

8. Selected Cash Flow Information

Three months ended March 31,	2005	2004 (restated note 1)
Net income	258	218
Items not involving cash
Depreciation, depletion and amortization	441	389
Property impairments	23	-
Dry hole	46	79
Net loss (gain) on asset disposals	(1)	3
Stock-based compensation	131	3
Future taxes and deferred petroleum revenue tax	13	19
Other	6	15
	659	508
Exploration	43	44
Funds from operating activities	960	770

Notes to the Interim Consolidated Financial Statements (unaudited)

9. Contingencies and Commitments

The Company continues to be subject to a lawsuit brought by the Presbyterian Church of Sudan and others commenced in November 2001 under the Alien Tort Claims Act in the United States District Court for the Southern District of New York. The lawsuit alleges that the company conspired with, or aided and abetted, the Government of Sudan to commit violations of international law in connection with the Company's now disposed of interest in oil operations in Sudan. In December 2004, Talisman filed a motion for judgment on the pleadings, seeking dismissal of the lawsuit on the grounds that the Court lacks subject matter jurisdiction to hear the lawsuit, and filed its opposition papers to the certification of the lawsuit as a class action. On March 25, 2005, the Court refused to certify the lawsuit as a class action. On March 15, 2005, the US Department of Justice submitted a Statement of Interest to the Court expressing the US Government's view that the lawsuit interferes with US-Canada relations. The Court subsequently asked the litigants to file submissions in relation to this development. It is uncertain when the Court will make a decision in relation to these matters. Talisman believes the lawsuit to be entirely without merit and is continuing to vigorously defend itself and does not expect the lawsuit to have a material adverse effect.

Notes to the Interim Consolidated Financial Statement (unaudited)
10. Segmented Information
Three months ended March 31

	North America (1)		North Sea (2)		Southeast Asia (3)		Algeria		Trinidad		Other		Total
(millions of Canadian dollars)	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
Revenue
Gross sales	829	728	735	536	292	237	80	53	41	-	-	-	1,977	1,554
Hedging	15	20	-	40	-	-	-	-	-	-	-	-	15	60
Royalties	166	143	10	9	109	75	32	27	4	-	-	-	321	254
Net sales	648	565	725	487	183	162	48	26	37	-	-	-	1,641	1,240
Other	21	17	15	5	-	-	-	-	-	-	-	-	36	22
Total revenue	669	582	740	492	183	162	48	26	37	-	-	-	1,677	1,262
Segmented expenses
Operating	106	97	190	159	18	22	7	2	3	-	-	-	324	280
Transportation	17	18	19	17	14	10	2	2	-	-	-	-	52	47
DD&A	228	176	164	162	31	44	9	7	9	-	-	-	441	389
Dry hole	18	32	17	25	1	1	-	-	3	-	7	21	46	79
Exploration	21	24	5	6	3	2	-	-	1	-	13	12	43	44
Other	(2)	(12)	31	2	(3)	1	-	-	-	-	-	-	26	(9)
Total segmented expenses	388	335	426	371	64	80	18	11	16	-	20	33	932	830
Segmented income before taxes	281	247	314	121	119	82	30	15	21	-	(20)	(33)	745	432
Non-segmented expenses
General and administrative													50	39
Interest													42	47
Stock-based compensation													166	30
Currency translation													(2)	12
Total non-segmented expenses													256	128
Income before taxes													489	304
Capital expenditures
Exploration	173	134	22	40	14	9	-	-	8	15	20	24	237	222
Development	275	243	162	66	62	44	2	3	7	35	-	-	508	391
Midstream	4	1	-	-	-	-	-	-	-	-	-	-	4	1
Exploration and development	452	378	184	106	76	53	2	3	15	50	20	24	749	614
Property acquisitions													236	26
Proceeds on dispositions													(4)	(10)
Other non-segmented													4	8
Net capital expenditures (4)													985	638
Property, plant and equipment	6,415	6,214	3,279	3,074	1,098	1,050	172	178	283	182	51	149	11,298	10,847
Goodwill	290	291	228	75	101	100	-	-	-	-	-	-	619	466
Other	472	419	441	347	280	221	17	36	31	11	15	-	1,256	1,034
Segmented assets	7,177	6,924	3,948	3,496	1,479	1,371	189	214	314	193	66	149	13,173	12,347
Non-segmented assets													60	61
Total assets (5)													13,233	12,408

(1) North America			2005	2004				(3) Southeast Asia					2005	2004
Revenues	Canada		594	550					Revenues			Indonesia	79	85
	US		75	32								Malaysia	97	73
			669	582								Vietnam	7	4
Property, plant and equipment (5)	Canada		5,950	5,738									183	162
	US		465	476					Property, plant and equipment (5)			Indonesia	327	327
			6,415	6,214								Malaysia	749	701
												Vietnam	22	22
(2) North Sea			2005	2004									1,098	1,050
Revenues	United Kingdom		636	458
	Netherlands		14	9
	Norway		90	25
			740	492
Property, plant and equipment (5)	United Kingdom		2,837	2,858
	Netherlands		36	41
	Norway		406	175
			3,279	3,074
(4) Excluding corporate acquisitions.
(5) Current year represents balances as at March 31, prior year represents balances as at December 31.

Talisman Energy Inc.
Consolidated Financial Ratios
March 31, 2005

The following financial ratios are provided in connection with the Company's shelf prospectus, filed with Canadian and US securities regulatory authorities, and are based on the Company's consolidated financial statements that are prepared in accordance with accounting principles generally accepted in Canada.

The asset coverage rations are calculated as at March 31, 2005.
The interest coverge ratios are for the 12 month period then ended.

Interest coverage (times)	7.49
Income (1)	21.50
Cash flow (2)
Asset Coverage (times)
Before deduction of future income taxes and deferred credits (3)	3.95
After deduction of future income taxes and deferred credits (4)	2.66

(1) Net income plus income taxes and interest expense; divided by the sum of interest expense and capitalized interest.
(2) Cash flow plus current income taxes and interest expense; divided by the sum of interest expense and capitalized interest.
(3) Total assets minus current liabilities; divided by long-term debt.
(4) Total assets minus current liabilities and long-term liabilities excluding long-term debt; divided by long-term debt.